UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-31410	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V 1H6

5519 West Idlewild Avenue, Suite 100 Tampa, Florida, United States	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation of or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 31, 2008, Cott Corporation (the “Company”) entered into a new senior secured asset-based lending credit facility (the “ABL Facility”) that provides for financing in the United States, Canada, and the United Kingdom. The new ABL Facility replaced the Company’s former senior secured credit facility in the United States, Canada, the United Kingdom, and Mexico and its receivables securitization facility in the United States. The Company, Cott Beverages Inc. and Cott Beverages Limited are borrowers under the ABL Facility.

The ABL Facility is a five-year revolving facility of up to $250,000,000. JPMorgan Chase Bank, N.A. serves as administrative agent and administrative collateral agent, and General Electric Capital Corporation (GE Corporate Lending), a member of the lending syndicate, is designated as the co-collateral agent. The five-year term is subject to the refinancing of the Company’s 8% senior subordinated notes due 2011; the new ABL Facility will mature early if such notes have not been refinanced six months prior to their maturity on terms and conditions specified in the ABL Facility.

The ABL Facility includes a revolver of up to $250,000,000, with availability dependent on a borrowing base calculated as a percentage of the value of eligible inventory, accounts receivable and property, plant and equipment. In general, the borrowing base will equal the sum of up to 85% of the borrowers’ eligible accounts receivable, 65% of the borrowers’ eligible inventory valued at the lower of cost or market, determined on a first-in, first-out basis, or, if less, up to 85% of the appraised liquidation value of such eligible inventory (provided that the maximum amount of such eligible inventory which may be included as part of the borrowing base may not exceed the lesser of 75% of such eligible accounts receivable and $150,000,000), and a PP&E component initially equal to the lesser of (i) 75% of the fair market value of the borrowers’ eligible real estate plus 85% of the liquidation value of the borrowers’ eligible equipment and (ii) $50,000,000.

The ABL Facility has subfacilities for letters of credit and swingline loans and geographical sublimits for Canada ($40,000,000) and the United Kingdom ($75,000,000). The ABL Facility may be increased up to an additional $100,000,000 at the Company’s option if lenders agree to increase their commitments. The interest rate margin on loans under the facility is fixed for the first six months of the term, and then will vary quarterly based on outstanding borrowings. The interest rate on LIBOR (or other fixed rate) loans for the first six months will be LIBOR (or such other fixed rate) plus 2.50%. If utilized, prime (or other variable rate) loans during the first six months would bear an interest rate of prime (or such other variable rate) plus 1.00%. The proceeds of the ABL Facility not used to refinance debt will be used to finance the working capital needs and general corporate purposes of the Company and its U.S., Canadian and U.K. subsidiaries in the ordinary course of business. A limited amount of money may be loaned to the Company’s subsidiaries in Mexico and elsewhere.

The debt under the ABL Facility is guaranteed by most of the Company’s U.S., U.K. and Canadian subsidiaries. It is also expected to be subject to certain guarantees of the Company’s Mexican subsidiaries within the next 60 days. Subject to certain exceptions, the debt and guarantees are secured by (i) all of the Company’s and guarantors’ ownership interests in their subsidiaries and (ii) substantially all of the personal property assets of the borrowers and the guarantors as well as specified real estate. The Company has agreed to pay usual and customary commitment fees that vary on a monthly basis depending on average utilization of the ABL facility.

The borrowers and restricted subsidiaries are subject to a number of business and financial covenants and events of default. The ABL Facility contains customary limitations on indebtedness, liens, mergers, consolidations, liquidations and sales, payment of dividends, investments, loans and advances, optional payments and modifications of subordinated and other debt instruments, and transactions with affiliates. Events of default under the ABL Facility include nonpayment, inaccuracy of representations and warranties, violation of covenants, cross-default to other indebtedness, bankruptcy, material judgments, and a change of control of the Company. Upon the occurrence of an event of default, the lenders may terminate the commitments and declare all loans due and payable. The Company has agreed to a mandatory prepayment provision (but without a reduction of the commitment), but subject to certain exceptions, upon a sale or transfer of assets of a borrower or guarantor, upon the sale of any common stock or other equity, upon the receipt of proceeds from the issuance of any indebtedness, upon the occurrence of an availability shortfall under the revolver, or upon receipt of insurance proceeds or condemnation awards. The ABL Facility also contains customary financial covenants, including a minimum fixed charge coverage ratio of 1.1 to 1.0 effective when and if excess availability is less than $30,000,000. If availability is less than $37,500,000, the lenders will take dominion over the cash and will apply excess cash to reduce amounts owing under the revolver. The Company has agreed to maintain excess availability of at least $15,000,000.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release dated March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: April 4, 2008	By:	/s/ Juan Figuereo
Juan Figuereo
Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press Release dated March 31, 2008.